                                                         Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             Cayenne Software, Inc.
               (Exact name of issuer as specified in its charter)

     Massachusetts                                          04-2784044
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     8 New England Executive Park, Burlington, MA               01803
     (Address of principal executive offices)                (Zip Code)

                            Cadre Technologies, Inc.
               1988 Incentive and Non-Statutory Stock Option Plan
                      1989 Non-Statutory Stock Option Plan
                            (Full title of the Plan)

                            Peter J. Boni, President
                             Cayenne Software, Inc.
                          8 New England Executive Park
                              Burlington, MA 01803
                                 (617) 273-9003

                   (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                         John D. Patterson, Jr., Esquire
                               Foley, Hoag & Eliot
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 832-1000

                                          CALCULATION OF REGISTRATION FEE

                                                                      Proposed
    Title of                                  Proposed                 maximum
   securities              Amount              maximum                aggregate           Amount of
      to be                 to be          offering price             offering          registration
   registered            registered           per share                 price                fee

  Common Stock           1,508,488              $4.25                $6,411,074           $2,210.72
(par value $.01)            shares

Common Stock               194,853              $4.25                $  828,125           $  285.56
(par value $.01)            shares

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the reported high and low prices on the NASDAQ National Market System on September 11, 1996.

PROSPECTUS

                             CAYENNE SOFTWARE, INC.
                          8 New England Executive Park
                              Burlington, MA 01803
                                 (617) 273-9003


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                       COVERING SECURITIES THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1933

                               SEPTEMBER 16, 1996


                                  INTRODUCTION
                                  ------------

     This Prospectus relates to 1,703,341 shares of Common Stock, par value $0.01 per share (the "Common Stock"), offered to key employees, officers and directors of, and individuals providing services to, Cayenne Software, Inc. (the "Company") under two employee benefit plans of the Company's wholly-owned subsidiary Cadre Technologies Inc. ("Cadre") providing for the grant of stock options, designated the 1988 Incentive and Non-Statutory Stock Option Plan (the "1988 Plan") and the 1989 Non-Statutory Stock Option Plan (the "1989 Plan").


                                    THE PLAN
                                    --------

Purpose
- -------

     The purpose of both the 1988 Plan and the 1989 Plan is to provide additional incentive to executives and other key employees of the Company and its subsidiaries.

Creation, Duration, Modification and Termination
- ------------------------------------------------

     The 1988 Plan was adopted by the Board of Directors of Cadre (the "Cadre Board") and approved by Cadre's stockholders in 1988. The 1989 Plan was adopted by the Cadre Board and approved by Cadre's stockholders in 1989. Both Plans initially provided for issuance of options to purchase shares of Cadre's Common Stock. In connection with the merger of Cadre with a wholly-owned subsidiary of the Company effective July 18, 1996, the options then outstanding under both Plans were modified to be exercisable to purchase shares of the Company's Common Stock. The Company does not intend to grant further options under either Plan; this Prospectus relates to shares of the Company's Common Stock that may be issued upon exercise of options outstanding at the date of this Prospectus.

     A total of 593,483 shares of the Company's Common Stock are issuable on exercise of option outstanding under the 1988 Plan and 113,330 shares under the 1989 Plan. The 1988 Plan authorizes (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the grant of options that do not so qualify ("Nonqualified Options"). The 1989 Plan authorizes the grant of Nonqualified options.

     Each Plan provides that the Board may amend the Plan, except that the class of employees eligible to receive options, the maximum term of options and the aggregate number of shares issuable under the 1988 Plan may not be changed or increased (except in the event of certain changes in the Company's capital structure) without the consent of the stockholders.

     Options may not be granted under either Plan more than ten years after the effective date of the Plan. Each Plan will terminate when the total amount of the Common Stock with respect to which options may be granted under the Plan will have been issued upon the exercise of options, unless sooner terminated by the Board.

Administration
- --------------

     Each Plan is administered by the Cadre Board. Currently, the sole Director of Cadre is Peter J. Boni, who is President and Chief Executive Officer of the Company and a member of the Company's Board of Directors. Each Plan authorizes the Cadre Board to interpret the Plan and the options granted thereunder, to establish, amend and revoke rules and regulations for the administration of the Plan, to make changes to any outstanding option granted thereunder, and generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

     Under each Plan, the Cadre Board selects the individual to whom options are granted and determines the option exercise price and other terms of each award (including whether repurchase rights of the Company or certain resale restrictions are to be imposed on shares subject to the option), subject to the provisions of the Plan.

     Information about each Plan and its administration may be obtained by calling or writing to the Company's Chief Financial Officer, Cayenne Software, Inc., 8 New England Executive Park, Burlington, MA 01803, (617) 273-9003.

Participation
- -------------

     Incentive Options under the 1988 Plan may be granted only to officers and other employees of the Company and its subsidiaries. Nonqualified Options under either Plan may be granted to officers or other employees of the Company and its subsidiaries and to members of the Board and consultants or other persons who render services to the Company (regardless of whether they are also employees).

     No Incentive Option may extend for more than ten years from the date of grant (five years in the case of persons holding 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary). The shares of stock issuable upon exercise of an option by any officer, director or beneficial owner of more than 10% of the Common Stock of the Company may not be sold or transferred for a period of six months following the grant of such option. The Committee may accelerate the time for exercise of all unexercised and unexpired options in connection with a merger, consolidation, liquidation or sale of substantially all of the assets of the Company.

     The exercise price of Incentive Options granted under the 1988 Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant (or 110% of the fair market value in the case of persons holding 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary). The aggregate fair market value (determined at the time of grant) of shares of Common Stock issuable pursuant to Incentive Options which first become exercisable by an employee in any calendar year may not exceed $100,000 (or such greater amount as may from time to time be permitted with respect to Incentive Options by the Code or any other applicable law or regulation).

     The exercise price of Nonqualified Options granted under the 1988 Plan may not be less than 85% of the Fair Market Value of the Common Stock at the date of grant. The exercise price of options granted under the 1989 Plan is not subject to any general limitation.

     Shares of Common Stock issued under either Plan may be either treasury shares or authorized but unissued shares.

Exercise of Options; Payment of Exercise Price
- ----------------------------------------------

     Each option granted under either Plan may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the option.

     Options may be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock the option holder then desires to purchase and specifying the address to which the certificates for such shares are to be mailed, together with (i) cash, certified check, bank draft or postal or express money order equal to the option price of such shares;
(ii) with the consent of the Committee, other shares of Common Stock of the Company having a fair market value equal to the option price of such shares;
(iii) with the consent of the Committee, such other consideration which is acceptable to the Committee and which has a fair market value equal to the option price of such shares; or (iv) with the consent of the Committee, a combination of (i), (ii) and/or (iii).

Resale Restrictions
- -------------------

     This Prospectus does not cover resales by affiliates of the Company, as defined in the Act, of shares of the Common Stock purchased under either Plan. Resales by affiliates of Common Stock purchased under either Plan will be subject to the restrictions thereon imposed by the Act, and offers and sales by affiliates may be made only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

     Officers, directors and beneficial owners of greater than 10% of the outstanding shares of Common Stock who have been granted options under either Plan may be subject to Section 16 of the Securities Exchange Act of 1934 and to the rules promulgated thereunder. Such persons should consult their tax, accounting and legal advisors with respect to options granted to them under either Plan and the acquisition and disposition of shares of Common Stock obtained upon exercise of such options.

United States Income Tax Information
- ------------------------------------

     The following discussion is intended only as a brief overview of certain of the current federal income tax laws applicable to the Plans. Option holders should consult their tax advisors concerning their own federal income tax situations, as well as concerning state tax aspects of the acquisition and exercise of options granted to them under either Plan. No state tax matters are addressed in the following discussion.

     The grantee of a Nonqualified Option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a Nonqualified Option, the difference between the fair market value of the underlying shares of Common Stock and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares. The Company may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a Nonqualified Option.

     The grantee of an Incentive Option normally will recognize no income for federal income tax purposes on the grant thereof. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an Incentive Option. If no disposition of shares acquired upon exercise of the Incentive Option is made by the option holder within two years from the date of the grant of the Incentive Option or within one year after exercise of the option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year).

     The excess of the fair market value of the underlying shares over the option price at the time of exercise of an Incentive Option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax are allowed a credit which may be carried forward indefinitely to be used as a credit against the regular tax liability in a later year; however, the minimum tax credit can not reduce the regular tax below the alternative minimum tax for that carryover year.

     In connection with the sale of the shares covered by Incentive Options, under the 1988 Plan, the Company is allowed a deduction for tax purposes only to the extent, and at the time, the option holder receives ordinary income (for example, by reason of the sale of shares by the holder of an Incentive Option within two years of the date of the granting of the option or one year after the exercise of the option).

     Neither Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is either plan qualified under Section 401(a) of the Code.

Assignment of Interests Under The Plan; Withdrawal From the Plan
- ----------------------------------------------------------------

     Options under each Plan are nontransferable except by will or by the laws of descent and distribution, and are exercisable, during the lifetime of the option holder, only by the option holder. Options, other than Nonqualified Options granted to persons who are not employees of the Company, terminate on the earlier of: (i) the date of expiration thereof, (ii) the date of termination of the option holder's employment with or performance of services to the Company by the Company for cause (as determined by the Company), or voluntarily by the option holder, (iii) ninety days after termination of the option holder's employment with or services to the Company by the Company without cause, other than in the case of death or permanent and total disability, or (iv) one year after the date of death or permanent and total disability of the option holder while in the employ of the Company. Nonqualified Options granted to persons who are not employees of the Company need not, unless the Committee determines otherwise, be subject to the provisions set forth in clauses (ii) through (iv) above.

Charges and Deductions, and Liens Therefor
- ------------------------------------------

     Neither Plan provides that a person has or may create a lien on any funds, securities, or other property held under the Plan.

Availability of Documents Incorporated by Reference
- ---------------------------------------------------

     A copy of any document incorporated by reference in Item 3 of Part II of the Registration Statement of which this Prospectus is a part (not including exhibits), such documents incorporated by reference constituting a prospectus under Section 10(a) of the Act, and any other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Act will be provided to any option holder by the Company upon written or oral request to the Company's Chief Financial Officer, Cayenne Software, Inc., 8 New England Executive Park, Burlington, MA 01803, (617) 273-9003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

     (a) The Company's Annual Report (Form 10K) for the year ended June 30, 1995, File No. 0-19682.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995, and March 31, 1996, File No. 0-19682.

     (c) The description of Common Stock included in the Company's Registration Statement on Form S-1, File No. 33-43401.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities registered hereby is being passed upon for the Company by Foley, Hoag & Eliot, Boston, Massachusetts.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraph D of Article 6 of the Company's Articles provides that, to the maximum extent permitted by Massachusetts law (as the same exists or is subsequently amended), no director shall be personally liable to the Company or any of its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the Company. Section 13(b)(l1/2) of the Massachusetts BCL provides that a Massachusetts corporation's articles of organization may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under specified sections of the Massachusetts BCL establishing the liability of directors for certain unauthorized distributions and loans to insiders or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 6 of Article VII of the the Company's By-Laws provides that the Company shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers or trustees of any organization in which the Company has an interest as a stockholder, creditor or otherwise), against all liabilities and expenses reasonably incurred by such persons in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or with which they may be threatened by reason of being or having been such a director or officer, except with respect to any matter as to which they shall have been adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interests of the Company. Section 67 of the Massachusetts BCL authorizes a Massachusetts corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, (a) liabilities arising out of the Securities Act in connection with this Registration Statement (see Item 9 below).

     Section 67 of the Massachusetts BCL also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors, officers, employees and agents against liabilities incurred by them in those capacities or out of their status as such, whether or not the corporation would have the power to indemnify them against those liabilities. the Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (in excess of a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (in excess of a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's articles of organization or by-laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

 4.1 Restated Articles of Organization of the Company, incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-1, File No. 33-45841.

 4.2 Amended and Restated By-Laws of the Company, incorporated by reference to the Exhibits to the Company's Registration Statement on Form S-1, File No. 43401.

 4.3    1988 Incentive and Non-Statutory Stock Option Plan.

 4.4    1989 Non-Statutory Stock Option Plan.

 5.1    Opinion of Counsel.

23.1    Consent of Independent Accountants.

23.2    Consent of Counsel (included in Exhibit 5.1).

24.1    Power of Attorney (contained on the signature page).

ITEM 9.  UNDERTAKINGS.

        1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        2. The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 2 (a)(1)(i) and 2 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on the 11th day of September 1996.

                                   CAYENNE SOFTWARE, INC.


                                   By: /S/ Peter J. Boni
                                       -----------------
                                       Peter J. Boni
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Peter J. Boni and Eugene J. DiDonato, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing he may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                             Title                          DATE
         ---------                             -----                          ----

/S/ Peter J. Boni                     President, Chief                 September 11, 1996
- -----------------                     Executive Officer and
Peter J. Boni                         Director
                                      (Principal Executive
                                      Officer)


/S/ Frederick H. Phillips             Vice President--Finance          September 11, 1996
- -------------------------             Adminstration, Treasurer
Frederick H. Phillips                 and Chief Financial and
                                      Accounting Officer


/S/ Charles W. Bachman                Chairman of the Board of         September 11, 1996
- ----------------------                Directors
Charles W. Bachman

/S/ John J. Alexander                 Director                         September 11, 1996
- ---------------------
John J. Alexander


/S/                                   Director                         September __, 1996
- ---------------------
R. John Fletcher



/S/ William H.D. Goddard              Director                         September 11, 1996
- ------------------------
William H.D. Goddard


/S/ Allyn C. Woodward, JR.            Director                         September 11, 1996
- --------------------------
Allyn C. Woodward, Jr.


                                  EXHIBIT INDEX
                                  -------------

Exhibit
  No.      Description                                                 Page
- -------    -----------                                                 ----

 4.1       Restated Articles of Organization of the Company
           (incorporated by reference)

 4.2       Amended and Restated By-Laws of the Company
           (incorporated by reference)

 4.3       1988 Incentive and Non-Statutory Stock Option Plan

 4.4       1989 Non-Statutory Stock Option Plan

 5.1       Opinion of Counsel

23.1       Consent of Independent Accountants

23.2       Consent of Counsel (included in Exhibit 5.1)

24.1 Power of Attorney (contained on the signature page)